                                                                  CONFORMED COPY



                                 NLG300,000,000

                              TERM LOAN AGREEMENT


                                    between


                          ARCO CHEMIE NEDERLAND, LTD.
                               (ROTTERDAM BRANCH)
                                  as Borrower


                             ARCO CHEMICAL COMPANY
                                  as Guarantor


                         CHASE INVESTMENT BANK LIMITED
                                  as Arranger


                     CHASE MANHATTAN INTERNATIONAL LIMITED
                                    as Agent



                                      and


                                    OTHERS



                                Clifford Chance
                                     London


                                 Exhibit 10.1

                                 THE SCHEDULES

The First Schedule     :       The Banks
The Second Schedule    :       Form of Transfer Certificate
The Third Schedule     :       Condition Precedent Documents
The Fourth Schedule    :       Notice of Drawdown
The Fifth Schedule     :       Opinion of the Guarantor's Counsel


                                   CONTENTS


Clause                                                                 Page No.

                                     PART 1
                         DEFINITIONS AND INTERPRETATION
1.      Definitions and Interpretation ...................................   1

                                    PART 2
                                 THE FACILITY

2.      The Facility .....................................................  10
3.      Availability of the Facility .....................................  10

                                    PART 3
                                   INTEREST

4.      Interest Periods .................................................  12
5.      Payment and Calculation of Interest ..............................  12
6.      Alternative Interest Rates .......................................  12

                                    PART 4
                    REPAYMENT, CANCELLATION AND PREPAYMENT

7.      Repayment ........................................................  15
8.      Cancellation and Prepayment ......................................  15

                                    PART 5
                                RISK ALLOCATION

9.      Taxes ............................................................  16
10.     Tax Receipts .....................................................  18
11.     Changes in Circumstances .........................................  18

                                    PART 6
               REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

12.     Representations ..................................................  20
13.     Information ......................................................  23
14.     Financial Condition ..............................................  27
15.     Covenants ........................................................  27
16.     Events of Default ................................................  31


                                    PART 7
                                   GUARANTEE

17.     Guarantee and Indemnity ..........................................  35

                                    PART 8
                        DEFAULT INTEREST AND INDEMNITY

18.     Default Interest and Indemnity ...................................  38

                                    PART 9
                                   PAYMENTS

19.     Currency of Account and Payment ..................................  40
20.     Payments .........................................................  40
21.     Set-Off ..........................................................  41
22.     Sharing ..........................................................  41

                                    PART 10
                           FEES, COSTS AND EXPENSES

23.     Fees .............................................................  43
24.     Costs and Expenses ...............................................  43

                                    PART 11
                               AGENCY PROVISIONS

25.     The Agent, the Arranger and the Banks ............................  45

                                    PART 12
                           ASSIGNMENTS AND TRANSFERS

26.     Assignments and Transfers ........................................  50

                                    PART 13
                                 MISCELLANEOUS

27.     Calculations and Evidence of Debt ................................  52
28.     Remedies and Waivers, Partial Invalidity .........................  52
29.     Notices ..........................................................  53
30.     Amendments .......................................................  53

                                    PART 14
                             LAW AND JURISDICTION

31.     Law and Jurisdiction .............................................  55


THIS AGREEMENT is made on 12th March 1997

BETWEEN

(1)  ARCO CHEMIE NEDERLAND, LTD. (ROTTERDAM BRANCH) (the "Borrower");

(2)  ARCO CHEMICAL COMPANY (the "Guarantor");

(3)  CHASE INVESTMENT BANK LIMITED (the "Arranger");

(4)  CHASE MANHATTAN INTERNATIONAL LIMITED (the "Agent"); and

(5)  THE BANKS (as defined below).


It is agreed as follows.

                                    PART 1
                        DEFINITIONS AND INTERPRETATION

1.   Definitions and Interpretation

1.1 Definitions In this Agreement the following terms have the meanings given to them in this Clause 1.1.

"Advance" means, save as otherwise provided herein, an advance (as from time to time reduced by repayment) made or to be made by the Banks hereunder.

"Affiliate" means (a) any person which controls, directly or indirectly, the Guarantor or (b) any person (other than a member of the Group) which is controlled by or is under common control with a person which controls, directly or indirectly, the Guarantor.

"Atlantic" means Atlantic Richfield Company, or its Successor.

"Available Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name in the First Schedule (The Banks) less the aggregate amount which it has advanced hereunder at such time.

"Available Facility" means, at any time, the aggregate amount of the Available Commitments at such time.

"Bank" means:

     (a) any financial institution named in the First Schedule (The Banks) (other than one which has ceased to be a party hereto in accordance with the terms hereof); or

     (b) any financial institution which has become a party hereto in accordance with the provisions of Clause 26.4 (Assignments by Banks) or Clause 26.5 (Transfers by Banks).

"Basle Paper" means the paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988 and prepared by the Basle Committee on Banking Regulations and Supervision, as amended in November 1991.

"Benefit Arrangement" means at any time an employee pension benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

"Capital Adequacy Requirement" means a request or requirement relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the interpretation of the Basle Paper or which increases the amounts of capital required thereunder, other than a request or requirement made by way of implementation of the Basle Paper in the manner in which it is being implemented at the date hereof.

"Code" means the United States Internal Revenue Code of 1986.

"Cross-Indemnification Agreement" means the cross-indemnification agreement dated 1 June 1987, as amended, made between Atlantic and the Guarantor.

"Environmental Law" means, with respect to any person, all laws, regulations, treaties and conventions concerning the pollution or protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any Materials of Environmental Concern.

"Environmental License" means any permit, approval, ruling, exemption, consent, license or other authorization required by any Environmental Law.

"Equivalent Amount" means the amount of any currency converted from the relevant amount of dollars at the Agent's spot buying rate (based on the market rates then prevailing) for the exchange of dollars and such currency at or about 11.00 a.m. on the third business day prior to the date on which the relevant amount in such currency is to be paid or calculated under this Agreement.

"ERISA" means the United States Employee Retirement Income Security Act of 1974.

"ERISA Group" means the Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414 of the Code.

"Event of Default" means any circumstances described as such in Clause 16 (Events of Default).

"Existing Facilities" means the facilities made available to the Borrower pursuant to:

           (a) the NLG150,000,000 Facility Agreement dated 3 March 1990 and made between ABN AMRO Bank, N.V. and the Borrower; and

           (b) the NLG150,000,000 Facility Agreement dated 15 November 1990 and made between ABN AMRO Bank, N.V. and the Borrower.

"Facility" means the term loan facility granted to the Borrower in this Agreement.

"Facility Office" means, in relation to the Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select.

"Guarantee" means the guarantee granted by the Guarantor in this Agreement.

"Group" means the Guarantor and its subsidiaries from time to time.

"Indebtedness for Borrowed Money" means, in relation to any person at any date, without duplication:

                 (a)   all obligations of such person for borrowed money;

                 (b) all obligations of such person evidenced by debentures, bonds, notes or other similar instruments;

                 (c) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

                 (d) all obligations of such person as lessee under capital leases;

                 (e) all Indebtedness for Borrowed Money of others secured by an encumbrance on any asset of such person, whether or not such Indebtedness for Borrowed Money is assumed by such person; and

                 (f) all Indebtedness for Borrowed Money of others guaranteed by such person

Provided that in no event shall Indebtedness for Borrowed Money be deemed to include any "take-or-pay" obligations incurred by the Guarantor in the ordinary course of business.

"Information Memorandum" means the document dated February 1997 concerning the Obligors which, at their request and on their behalf, was prepared in relation to this transaction and distributed by the Arranger to selected banks.

"Instructing Group" means:

           (a) before any Advances have been made hereunder, a Bank or group of Banks whose Available Commitments amount in aggregate to more than 66 per cent. of the Available Facility; and

           (b) thereafter, a Bank or group of Banks to whom in aggregate more than 66 per cent. of the Loan is (or, immediately prior to its repayment, was then) owed.

"Interest Period" means, save as otherwise provided herein, any of those periods mentioned in Clause 4.1 (Interest Periods).

"LIBOR" means, in relation to any amount owed by an Obligor hereunder on which interest for a given period is to accrue, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent.) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in Guilders for such period at or about 11.00 a.m. (London time) on the Quotation Date for such period.

"Loan" means the aggregate principal amount for the time being outstanding hereunder.

"Margin" means 0.175 per cent. per annum.

"Materials of Environmental Concern" includes, but is not limited to, any and all hydrocarbons, gases, pollutants, contaminants, toxic substances and any radioactive omissions likely to cause harm to man or any living organism or to damage the environment or public health or welfare.

"Material Subsidiary" means, at any time, a subsidiary of the Guarantor whose assets have an aggregate book value which exceeds 10 per cent. of the consolidated book value of the assets of the Group and/or whose aggregate revenues exceed 10 per cent. of the consolidated revenues of the Group determined by reference to the latest audited consolidated financial statements of the Guarantor (adjusted in such manner as the Agent may require to take account of any matters occurring after the date of preparation of the financial statements in question).

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any person which ceased to be a member of the ERISA Group during such five year period. "Notice of Drawdown" means a notice substantially in the form set out in the Fourth Schedule (Notice of Drawdown).

"Obligors" means the Borrower and the Guarantor.

"Original Financial Statements" means:

     (a) in relation to ARCO Chemie Nederland, Ltd., its unaudited financial statements for its financial year ended 31 December 1995; and

     (b) in relation to the Guarantor, its audited consolidated financial statements for its financial year ended 31 December 1995.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Encumbrance" means any encumbrance:

     (a) on any asset of a corporation existing at the time it becomes a subsidiary of the Guarantor or at the time it is merged or consolidated into a member of the Group and not created in contemplation of such event;

     (b) subsisting over an asset at the time it is acquired or created to secure either (i) payment of the consideration therefor or (ii) Indebtedness for Borrowed Money incurred prior to, at the time of or within 24 months after the acquisition thereof for the purpose of financing all or part of the consideration therefor;

     (c) created over an asset to secure (i) all or part of the cost of construction or improvements thereon or (ii) Indebtedness for Borrowed Money incurred to provide funds for the construction or improvements thereon in a principal amount not exceeding the cost of such construction or improvement;

     (d) which secures Indebtedness for Borrowed Money owing from any member of the Group to any other member of the Group;

     (e) in favour of the United States of America or any state thereof, or any department, agency, instrumentality or political subdivision thereof to secure (i) any payment due pursuant to any agreement, law or regulation or (ii) Indebtedness for Borrowed Money incurred for the purpose of financing all or part of the consideration for or cost of constructing or improving the asset subject to such encumbrance including, without limitation, encumbrances to secure Indebtedness for Borrowed Money in respect of any pollution control, industrial revenue bond or other similar type of financing;

     (f) required by any agreement, law or regulation to enable the Guarantor or any member of the Group to perform any agreement made by it with or at the request of the United States of America or any state thereof, or any department, agency, instrumentality or political subdivision thereof;

     (g) created in favour of a supplier or other similar trade creditor in the ordinary course of business securing Indebtedness for Borrowed Money which is not overdue or being contested in good faith by appropriate proceedings and in connection with which adequate reserves are being maintained;

     (h) which secures the obligations of any member of the Group owing pursuant to a deferred payment agreement in an aggregate amount not exceeding $10,000,000 (or its Equivalent Amount);

     (i) of a judgment or attachment in respect of any Indebtedness for Borrowed Money so long as (1) the Guarantor in good faith by appropriate action, promptly initiated and diligently conducted, shall contest or cause to be contested the validity, amount, extent or application thereof and (2) such action shall operate to prevent the sale or foreclosure (or the posting of notices preparatory to any sale or foreclosure) of any part of an asset to satisfy such encumbrance prior to a final determination of such action;

     (j) which secures taxes not delinquent or being contested in good faith by appropriate proceedings and for which reserves adequate under generally accepted accounting principles in the State of Delaware are being maintained; and

     (k) which is an extension, renewal or replacement of an encumbrance referred to in sub-paragraphs (a) to (h) above or of the Indebtedness for Borrowed Money secured thereby Provided that the principal amount of Indebtedness for Borrowed Money secured thereby does not exceed the principal amount of Indebtedness for Borrowed Money so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or part of substantially the same property which secured the encumbrance extended renewed or replaced (including improvements on such property).

"Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either:

     (a) is maintained or contributed to by a member of the ERISA Group for employees of a member of the ERISA Group; or

     (b) has at any time within the preceding five years been maintained or contributed to by any person which was at such time a member of the ERISA Group for employees of any person which was at such time a member of the ERISA Group.

"Potential Event of Default" means any event which may become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

"Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in Guilders for delivery on the first day of that period Provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

"Reference Banks" means the principal London offices of ABN AMRO Bank N.V., ING Bank N.V. and The Chase Manhattan Bank or such other bank or banks as may from time to time be agreed between the Borrower and the Agent acting on the instructions of an Instructing Group.

"Repayment Date" means the day which is 60 months after the date hereof.

"Sale and Lease-Back Transaction" means an arrangement with any person (other than a member of the Group) providing for the leasing to any member of the Group for a period of more than three years of any property which has been sold or transferred by such member of the Group to such person, to which amounts have been advanced or are to be advanced by such person on the security of the leased property.

"Successor" in relation to a party means an assignee or successor in title of such party or any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such party hereunder or to which under such laws the same has been transferred.

"Tax-Sharing Agreement" means the amended and restated tax-sharing agreement dated 1 January 1995 made between Atlantic and the Guarantor.

"Termination Date" means the earlier of the day which is one month after the date hereof and the first business day on which the Available Commitment of each of the Banks is zero.

"Transfer Certificate" means a certificate substantially in the form set out in the Second Schedule (Form of Transfer Certificate) signed by a Bank and a Transferee whereby:

     (a) such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights, benefits and obligations hereunder as contemplated in Clause 26.3 (Assignments and Transfers by Banks); and

     (b) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 26.5 (Transfers by Banks).

"Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate.

"Transferee" means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank's rights, benefits and obligations hereunder.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which the present value of all benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other person under Title IV of ERISA.

"Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (b) the fair value in the opinion of the board of directors of the relevant member of the Group of such property at the time of entering into such Sale and Lease-Back Transaction, in each case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

1.2  Interpretation  Any reference in this Agreement to:

the "Agent" or any "Bank" shall be construed so as to include its and any subsequent Successors, Transferees and assigns in accordance with their respective interests;

a "business day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks generally are open for business in Amsterdam, London and New York City;

an "encumbrance" shall be construed as a reference to (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person or (c) any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect;

a "holding company" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

"indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "months" shall be construed accordingly);

a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

"repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or, as the case may be, the corresponding derivative form thereof);

a "subsidiary" of a company or corporation shall be construed as a reference to any company or corporation:

     (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

     (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

     (c) which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

"tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a "wholly-owned subsidiary" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3 Currency Symbols "$" and "dollars" denote lawful currency of the United States of America and "NLG" or "Guilders" denote lawful currency of The Netherlands.

1.4 Agreements and Statutes Save where the contrary is indicated, any reference in this Agreement to:

     (a) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

     (b) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.5 Headings Clause, Part and Schedule headings are for ease of reference only.

                                    PART 2
                                 THE FACILITY


2.   The Facility

2.1 Grant of the Facility The Banks grant to the Borrower, upon the terms and subject to the conditions hereof, a term loan facility in an aggregate amount of NLG300,000,000.

2.2 Purpose and Application The Facility is intended to refinance the Existing Facilities and, accordingly, the Borrower shall apply all amounts raised by it hereunder in or towards satisfaction of such purpose and neither the Agent, the Arranger and the Banks nor any of them shall be obliged to concern themselves with such application.

2.3 Condition Precedent Documents Save as the Banks may otherwise agree, the Borrower may not deliver any Notice of Drawdown hereunder unless the Agent has confirmed to the Borrower and the Banks that it has received all of the documents listed in the Third Schedule (Condition Precedent Documents) and that each is, in form and substance, satisfactory to the Agent.

2.4 Banks' Rights and Obligations Several The obligations of each Bank hereunder are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower, the Guarantor or any Bank towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder. The rights of each Bank hereunder are several and each Bank may, save as otherwise provided herein, separately enforce those rights.

3.   Availability of the Facility

3.1 Drawdown Conditions An Advance will be made by the Banks to the Borrower if:

     (a) prior to 10.00 a.m. (London time) on the third business day before the proposed date for the making of such Advance, the Agent has received from the Borrower a Notice of Drawdown therefor, receipt of which shall oblige the Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained herein;

     (b) the proposed date for the making of such Advance is a business day which is or precedes the Termination Date;

     (c) the proposed date for the making of such Advance is not less than five business days after the date upon which the previous Advance (if any) was made hereunder;

     (d) the proposed amount of such Advance is (i) an amount or integral multiple of NLG10,000,000 which is less than the amount of the Available Facility or (ii) equal to the amount of the Available Facility;

     (e) the interest rate applicable to such Advance during its first Interest Period would not fall to be determined pursuant to Clause 6.1 (Market Disruption); and

     (f) no Event of Default or Potential Event of Default has occurred and the representations set out in Clause 12 (Representations) are true on and as of the proposed date for the making of such Advance.

3.2 Notice to Banks The Agent shall notify each Bank of the receipt of a Notice of Drawdown, the details specified in such Notice of Drawdown and the amount of such Bank's participation in the proposed Advance.

3.3 Each Bank's Participation Each Bank will participate through its Facility Office in each Advance made pursuant to Clause 3.1 (Drawdown Conditions) in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Advance.

3.4 Reduction of Available Commitment If a Bank's Available Commitment is reduced in accordance with the terms hereof after the Agent has received the Notice of Drawdown for an Advance, then the amount of that Advance shall be reduced accordingly.

3.5 Expiry of Termination Date Each Bank's Available Commitment shall immediately be reduced to zero on the Termination Date.

                                    PART 3
                                   INTEREST


4.   Interest Periods

4.1 Interest Periods The period for which an Advance is outstanding shall be divided into successive periods each of which (other than the first) shall start on the last day of the preceding such period.

4.2 Duration The duration of each Interest Period shall, save as otherwise provided herein, be one, three, six or twelve months, in each case as the Borrower may by not less than five business days' prior notice to the Agent select Provided that:

     (a) if the Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall, subject to paragraphs (b) and (c) below, be six months;

     (b) any Interest Period which begins during or at the same time as any other Interest Period shall end at the same time as that other Interest Period; and

     (c) any Interest Period which would otherwise end during the month preceding, or extend beyond, the Repayment Date shall be of such duration that it shall end on the Repayment Date.

4.3 Consolidation of Advances If two or more Interest Periods end at the same time, then, on the last day of those Interest Periods, the Advances to which they relate shall be consolidated into and treated as a single Advance.

5.   Payment and Calculation of Interest

5.1 Payment of Interest On the last day of each Interest Period (and, in the case of any Interest Period of more than six months duration, on the last day of each successive period of six months during such Interest Period) the Borrower shall pay accrued interest on the Advance to which such Interest Period relates.

5.2 Calculation of Interest The rate of interest applicable to an Advance from time to time during an Interest Period relating thereto shall be the rate per annum which is the sum of the Margin and LIBOR on the Quotation Date therefor.

5.3  Notice to Banks   The Agent shall notify each Bank of the interest payable
prior to the last day of each Interest Period.

6.   Alternative Interest Rates

6.1  Market Disruption  If:

     (a) the Agent determines that at or about 11.00 a.m. (London time) on the Quotation Date for an Interest Period in respect of an Advance none or only one of the Reference Banks was offering to prime banks in the London Interbank Market deposits in Guilders for the proposed duration of such Interest Period; or

     (b) before the close of business in London on the Quotation Date for an Interest Period in respect of an Advance, the Agent has been notified by a Bank or each of a group of Banks to whom in aggregate thirty-five per cent. or more of such Advance is (or, in the case of an undrawn Advance, if such Advance were then made, would be) owed that the rate at which such deposits were being so offered does not accurately reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of Clause 4 (Interest Periods) and Clause 5 (Payment and Calculation of Interest):

            (i) if paragraph (a) above applies, the duration of that Interest Period shall be one month or, if less, such that it shall end on the Repayment Date; and

            (ii) if either paragraph (a) or (b) above applies, the rate of interest applicable to such Advance from time to time during such Interest Period shall be the rate per annum which is the sum of the Margin and the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent.) of the rates notified by each Bank to the Agent before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to each Bank of funding from whatever sources it may select its portion of such Advance during such Interest Period.

6.2 Substitute Basis or Repayment If (i) either of those events mentioned at paragraphs (a) and (b) in Clause 6.1 (Market Disruption) occurs in relation to an Advance and an Interest Period during which such Advance is (or was) to be outstanding in Guilders or (ii) by reason of circumstances affecting the London Interbank Market during any period of three consecutive business days none or only one of the Reference Banks offers deposits in Guilders to prime banks in the London Interbank Market, then:

     (a) the Agent shall notify the Borrower and the Banks of such event;

     (b) if the Agent so requires, within five days of such notification the Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis (1) for determining the rates of interest from time to time applicable to the Advances and/or (2) upon which the Advances may be maintained (whether in Guilders or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto Provided that the Agent may not agree any such substitute basis without the prior consent of each Bank; and

     (c) if the Agent has required the Borrower to enter into such negotiations, the Agent may declare (any such declaration to be binding on the Borrower) that each Advance shall become due and payable on the last day of its then current Interest Period unless by then a substitute basis has been agreed in relation thereto.

                                    PART 4
                    REPAYMENT, CANCELLATION AND PREPAYMENT


7.   Repayment

The Borrower shall repay the Loan in full on the Repayment Date.

8.   Cancellation and Prepayment

8.1 Cancellation The Borrower may, by giving to the Agent not less than fifteen business days' prior notice to that effect, cancel the whole or any part (being an amount or integral multiple of NLG20,000,000) of the Available Facility; any such cancellation shall reduce the Available Commitments of the Banks rateably.

8.2 Prepayment The Borrower may, if it has given to the Agent not less than fifteen business days' prior notice to that effect, prepay the whole of any Advance or any part of any Advance (being an amount or integral multiple of NLG20,000,000) on the last day of any Interest Period relating to that Advance which ends after the Termination Date; any such prepayment shall reduce rateably the remaining obligations of the Borrower under Clause 7 (Repayment).

8.3 Notice of Cancellation or Prepayment Any notice of cancellation or prepayment given by the Borrower pursuant to Clause 8.1 (Cancellation) or Clause
8.2 (Prepayment) shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige the Borrower to make such prepayment on such date.

8.4 Repayment of a Bank's Share of the Loan If any Bank claims indemnification from the Borrower under Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) or if any Obligor is required to make an additional payment under Clause
9.1 (Tax Gross-Up) and within thirty days thereafter the Agent receives from the Borrower at least ten business days' prior notice (which shall be irrevocable) of the Borrower's intention to repay such Bank's share of the Loan, the Borrower shall on the last day of each of the then current Interest Periods repay such Bank's portion of the Advance to which such Interest Period relates; any repayment so made after the Termination Date shall reduce rateably the remaining obligations of the Borrower under Clause 7 (Repayment).

8.5 No Further Advances A Bank for whose account a repayment is to be made under Clause 8.4 (Repayment of a Bank's Share of the Loan) shall not be obliged to participate in the making of Advances on or after the date upon which the Agent receives the Borrower's notice of its intention to repay such Bank's share of the Loan, on which date such Bank's Available Commitment shall be reduced to zero.

8.6 No Other Repayments and No Reborrowing The Borrower shall not repay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement and shall not be entitled to reborrow any amount repaid or cancelled.

                                    PART 5
                                RISK ALLOCATION


9.   Taxes

9.1 Tax Gross-up All payments to be made by either of the Obligors to any Bank or the Agent on its behalf hereunder shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such Bank or the Agent on its behalf receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

9.2 Tax Indemnity Without prejudice to the provisions of Clause 9.1 (Tax Gross-up), if any Bank or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on and calculated by reference to the net income) on or calculated by reference to the amount of such Bank's share of the Advances or on or in relation to any sum received or receivable hereunder by such Bank or the Agent on its behalf (including any sum received or receivable under this Clause 9) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Bank or the Agent on its behalf, the Borrower shall, upon demand of the Agent, promptly indemnify such Bank or the Agent, as the case may be, against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

9.3 Claims by Banks A Bank intending to make a claim pursuant to Clause 9.2 (Tax Indemnity) shall notify the Agent of the event by reason of which it is entitled to do so within 90 days of the date on which such Bank's Facility Office ought reasonably to have become aware of such Bank's entitlement to make such a claim, whereupon the Agent shall notify the Borrower thereof. In the event that such Bank or the Agent fails to so notify the Borrower within the period provided in the preceding sentence, the Borrower shall not be obliged to indemnify such Bank for all or part of any payment or liability under Clause 9.2 (Tax Indemnity) to the extent that such amount is imposed with respect to payments made prior to the date which is 90 days prior to the date on which such Bank or the Agent gives notice to the Borrower of the event by reason of which it is entitled to be so indemnified. Nothing herein contained shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

9.4  Tax Credit  In the event that an additional payment is made under Clause
9.1 (Tax Gross-up), Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) and the person for whose benefit such payment is made, in its reasonable bona fide opinion, determines that it has received or been granted (and has derived full use and benefit from) a credit against, relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment or, in the case of an additional payment made pursuant to Clause 11.1 (Increased Costs), with reference to the liability, expense or loss to which the payment giving rise to the additional payment relates, such person shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the relevant Obligor such amount as such person shall, in its reasonable opinion (exercised in good faith) have concluded to be attributable to such deduction or withholding or, as the case may be, such liability, expense or loss. Any such payment shall be conclusive evidence of the amount due to the relevant Obligor hereunder and shall be accepted by such Obligor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding or, as the case may be, in respect of the additional payment related to any liability, expense or loss. Nothing herein contained shall interfere with the right of the Agent or any Bank to arrange its tax affairs in whatever manner it thinks fit or oblige the Agent or any Bank to disclose any information relating to its tax affairs or any computation made in respect thereof and, in particular, neither the Agent nor any Bank shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding or, as the case may be, in respect of the additional payment related to any liability, expense or loss in priority to any other claims, reliefs, credits or deductions available to it.

9.5  United States Withholding Tax  The Agent and each Bank agrees that:

     (a) on or prior to the date of this Agreement (or in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on or prior to the date on which the relevant transfer or assignment becomes effective), it shall deliver to the Borrower and (in the case of each Bank) the Agent two duly completed and executed originals of United States Internal Revenue Service Form 1001 or Form 4224 and Form W-8 or Form W-9, as the case may be, (or successor forms) or other manner of certification to establish that such Bank or the Agent is exempt from withholding or deduction of any United States federal income taxes and shall deliver, extensions or renewals thereof, upon the request of the Borrower, on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank or the Agent from duly completing and delivering any such form with respect to it and such Bank or the Agent so advises the Borrower and (in the case of any Bank) the Agent; and

     (b) by its execution of this Agreement, it certifies that it is entitled to receive payments from the Obligors under this Agreement without deduction or withholding of any United States federal income taxes; and

     (c) the Borrower is relying upon the forms and certification delivered by the Agent and each Bank pursuant to sub-paragraphs (a) and (b) above in providing the representation contained in Clause 12.4 (No Deduction or Withholding) insofar as such representation relates to the deduction or withholding of United States federal income taxes; and

     (d) the Obligors shall not be required to make any additional payment to any Bank or the Agent on its behalf pursuant to Clause 9.1 (Tax Gross-up) or Clause 9.2 (Tax Indemnity) if such Bank or the Agent, as the case may be, fails to complete or deliver any form required to be completed or delivered by it pursuant to sub-paragraph (a) above or if such form or the certification in sub-paragraph (b) above is not true in all material respects and such additional payment would not have been payable if such

         Bank or the Agent, as the case may be, had completed and delivered such form and such form and certification had been true in all material respects.

10.  Tax Receipts

10.1 Notification of Requirement to Deduct Tax If, at any time, either of the Obligors is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Agent.

10.2 Evidence of Payment of Tax If either of the Obligors makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall request such authority for an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment which upon receipt by such Obligor shall be promptly delivered to the Agent for each Bank.

11.  Changes in Circumstances

11.1 Increased Costs If, by reason of (i) any change in law or in its interpretation or administration (other than the adoption of a new tax or change in an existing tax, which would be subject to the indemnification provisions under Clause 9.2 (Tax Indemnity)) and/or (ii) compliance with any Capital Adequacy Requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority:

     (a) a Bank or any holding company of such Bank is unable to obtain the rate of return on its capital pursuant to or in respect of this Agreement which it would have been able to obtain but for such reason;

     (b) a Bank or any holding company of such Bank incurs a cost as a result of such Bank's entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Advances) under this Agreement; or

     (c) there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the loans comprised in a class of loans formed by or including such Bank's share of the Advances, then the Borrower shall, from time to time on demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to hold harmless and indemnify that Bank or such Bank's holding company from and against, as the case may be, (1) such reduction in the rate of return of capital, (2) such cost and (3) such increased cost (or such proportion of such increased cost as is, in the opinion of that Bank, attributable to its participating in the funding or maintaining of Advances).

11.2 Increased Costs Claims  A Bank intending to make a claim pursuant to Clause
11.1 (Increased Costs) shall notify the Agent of the event by reason of which it is entitled to do so (supported by any relevant calculations), whereupon the Agent shall notify the Borrower thereof Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

11.3 Illegality If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a notice to that effect and:

     (a) such Bank shall not thereafter be obliged to participate in the making of any Advances and the amount of its Available Commitment shall be immediately reduced to zero; and

     (b) if the Agent on behalf of such Bank so requires, the Borrower shall on such date as the Agent shall have specified (which in any event shall be a date no later than legally permitted) repay such Bank's share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder.

11.4 Mitigation If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

     (a) an increase in the amount of any payment to be made to it for its account pursuant to Clause 9.1 (Tax Gross-Up); or

     (b) a claim for indemnification from the Borrower pursuant to Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs),

then such Bank shall, after consultation with the Agent and the Borrower and to the extent that it can do so lawfully and without prejudice to its own position, consider what steps it might reasonably take (including a change in its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Borrower and willing to participate in the Facility) with a view to mitigating the effect of such circumstances on the Borrower.

                                    PART 6
               REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT


12.  Representations

Each of the Obligors (in respect of itself) makes the representations and warranties set out in Clause 12.1 to Clause 12.22 and acknowledges that the Agent, the Arranger and the Banks have entered into this Agreement in reliance on those representations and warranties.

12.1 Existence It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification (or is subject to no material liability or disability by reason of failure to be so qualified in any such jurisdiction).

12.2 Powers It has all corporate power and authority, governmental permits, licences, consents, authorisations, orders and other approvals as are necessary to carry on its business substantially as presently conducted except for such of the foregoing the absence of which would not, in the aggregate, subject it to any material liability or disability.

12.3 Due Authorisation The execution, delivery and performance of its obligations under this Agreement are within its corporate power and authority and have been duly authorised by all necessary corporate proceedings.

12.4 No Deduction or Withholding Under the laws of either its jurisdiction of incorporation or The Netherlands in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make hereunder.

12.5 Claims Pari Passu Under the laws of either its jurisdiction of incorporation or The Netherlands in force at the date hereof, the claims of the Agent, the Arranger and the Banks against it under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

12.6 Consents, Filing or Stamp Taxes Under the laws of either its jurisdiction of incorporation or The Netherlands in force at the date hereof, no consent, authorisation, notarial attestation, order or approval of (or filing or registration with) any court, governmental commission, board or other authority is required to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and it is not necessary that any stamp, registration or similar tax be paid on or in relation to this Agreement.

12.7 Binding Obligations Assuming the due execution by the Agent and the Banks of this Agreement, this Agreement constitutes its legal, valid and binding obligation (subject, as to enforcement of remedies, to applicable bankruptcy, re-organisation, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity).

12.8 No Proceedings or Winding-up No member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to its knowledge) threatened against any member of the Group for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

12.9 No Defaults No Event of Default or Potential Event of Default has occurred and is continuing.

12.10 No Material Proceedings Except as disclosed in writing to the Banks prior to the date hereof, there is no action or administrative proceeding pending or, to the knowledge of the Borrower or the Guarantor, as the case may be, threatened against it or any member of the Group before any court or by any agency which is likely to have a material adverse effect upon its ability to perform its obligations under this Agreement or which in any manner affects the validity of this Agreement.

12.11 Original Financial Statements The Original Financial Statements of ARCO Chemie Nederland, Ltd. and the Guarantor were prepared in accordance with accounting principles generally accepted in the United States of America and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of ARCO Chemie Nederland, Ltd. or, as the case may be, the Guarantor at the date as of which they were prepared and the results of the operations of ARCO Chemie Nederland, Ltd. or the Guarantor, as the case may be, during the financial year then ended.

12.12  Quarterly Statements   The unaudited financial information of the
Guarantor in its quarterly report on Form 10-Q for the quarter ended 30 September 1996, as filed (with exhibits) with the Securities and Exchange Commission, were prepared in accordance with accounting principles generally accepted in the United States of America and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group's operations during the quarter then ended.

12.13 No Material Adverse Change Except as disclosed in writing to the Banks prior to the date hereof, there has been no material adverse change since 30 September 1996 and prior to the date hereof in the business operations, affairs, assets, condition (financial or otherwise) or the results of operations of the Guarantor and each member of the Group considered as a whole.

12.14 Full Disclosure The information contained in the Information Memorandum and all other written information supplied by any member of the Group in connection herewith is accurate in all material respects and is not misleading in any material respect and neither the Borrower nor the Guarantor is aware of any material and adverse fact or circumstances which have arisen, or any events which have occurred, that have not been disclosed to the Agent, the Arranger or the Banks and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide finance to the Borrower or to provide such finance against the security of a guarantee issued by the Guarantor; any opinions, predictions or intentions expressed in the Information Memorandum on the part of the Group are honestly held or made and are not misleading in any material respect; all assumptions upon which any of the projections or forecasts in the Information Memorandum are based are reasonable and all proper enquiries have been made to ascertain and to verify the foregoing.

12.15 Encumbrances Save as permitted by Clause 15.5 (Negative Pledge) no encumbrance exists over all or any of the present or future revenues or assets of any member of the Group.

12.16 Execution of this Agreement Its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

       (a) conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

       (b) conflict with its constitutive documents and rules and regulations;

       (c) conflict with any applicable law, regulation or official or judicial order; or

       (d) cause the creation of any encumbrance on any of its properties pursuant to the provisions of any indenture, agreement or other instrument to which it is a party or by which it is bound.

12.17 Ownership of the Borrower The Borrower is a wholly-owned subsidiary of the Guarantor.

12.18  Cross-Indemnification Agreement and Tax-Sharing Agreement

       (a) The Cross-Indemnification Agreement and the Tax-Sharing Agreement, in the respective forms, with amendments, are in full force and effect in accordance with their respective terms except for:

           (i) any amendments, modifications or waivers of the Tax-Sharing Agreement which do not materially alter the rights and obligations of the Guarantor thereunder which as a whole place the Guarantor in the same (or more favourable) relative financial position with respect to Atlantic which the Guarantor would have been in if the Guarantor were not consolidated with Atlantic for the purposes of filing federal, state or local or other income tax returns;

           (ii) any amendments to the Cross-Indemnification Agreement for the purpose of placing the Guarantor and Atlantic in the same financial positions with respect to each other which they would have been in if the Guarantor and Atlantic were not members of the same ERISA Group, including the allocation of, and indemnification with respect to, assets and funded and unfunded liabilities among the Guarantor, Atlantic, Affiliates and other members of the Group and their respective Plans in such manner as is fair and equitable to the Guarantor and any member of the Group;

           (iii) any amendments, modifications and waivers of the Cross-Indemnification Agreement or the Tax-Sharing Agreement which do not, in the aggregate, materially reduce the rights of the Guarantor thereunder against Atlantic or materially increase the obligations of the Guarantor thereunder to Atlantic; and

           (iv) any other amendments, modifications or waivers of such instruments to which an Instructing Group has consented and true and complete copies of all such amendments, modifications and waivers have been delivered to the Agent.

       (b) No amount that may be due under the Cross-Indemnification Agreement or the Tax-Sharing Agreement from Atlantic to the Guarantor or to Atlantic from the Guarantor is delinquent, except such amount as the Guarantor or Atlantic may be contesting in good faith.

12.19 Subsidiaries Each subsidiary of the Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licences, authorisations, consents and approvals required to carry on its business as now conducted except for licences, authorisations, consents or approvals the absence of which would not materially and adversely affect the business of the Group taken as a whole.

12.20 Investment Company The Guarantor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

12.21 ERISA Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and has not:-

               (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan;

               (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of an encumbrance or the posting of a bond or other security under ERISA or the Code; or

               (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

12.22 Securities Exchange Act Except as disclosed in writing to the Banks prior to the date hereof, the description of environmental matters affecting the Group contained in each of the reports delivered to the Agent pursuant to Clause
13.4 (SEC Reports) complied in all material respects as of the date of such report with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

13.    Information

13.1 Annual Statements Each of ARCO Chemie Nederland, Ltd. and the Guarantor shall as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to the Agent in sufficient copies for the Banks its financial statements (or, in the case of the Guarantor, the consolidated financial statements of the Group) for such financial year setting forth in each case in comparative form the figures for the previous financial year Provided that the delivery requirement in respect of the Guarantor shall be deemed to have been satisfied upon delivery by the Guarantor to the Agent within 120 days after the end of its financial year of its annual report on Form 10-K for such financial year, as filed (with exhibits) with the Securities and Exchange Commission.

13.2 Quarterly Statements The Guarantor shall as soon as the same become available, but in any event within 60 days after the end of each of the first three quarters of each of its financial years, deliver to the Agent in sufficient copies for the Banks the consolidated financial statements of the Group for such quarter setting forth in comparative form the figures for the previous financial year Provided that the delivery requirement shall be deemed to have been satisfied upon delivery by the Guarantor to the Agent within 60 days after the end of such quarter of its quarterly report on Form 10-Q for such quarter, as filed (with exhibits) with the Securities and Exchange Commission.

13.3 Shareholder Information The Guarantor shall, as soon as the same become available, deliver to the Agent all notices, reports and proxy materials sent to the shareholders of the Guarantor.

13.4 SEC Reports The Guarantor shall, as soon as the same become available, deliver to the Agent all regular and periodic reports filed by the Guarantor with the Securities and Exchange Commission (or any governmental agency succeeding to the functions of such Commission).

13.5 ERISA The Guarantor shall deliver to the Agent, if and when any member of the ERISA Group:

       (a) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

       (b) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganisation, is insolvent or has been terminated, a copy of such notice;

       (c) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;

       (d) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application;

       (e) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;

       (f) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; and

       (g) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of an encumbrance or the posting of a bond or other security, a certificate of the chief financial officer of the Guarantor setting forth details as to such occurrence and action, if any, which the Guarantor or applicable member of the ERISA Group is required or proposes to take.

13.6 Other Information Each of the Obligors shall from time to time on the request of the Agent, furnish the Agent with such information about the business operations, affairs, assets and condition (financial or otherwise) of the Group or any member thereof as the Agent or a Bank through the Agent may reasonably require.

13.7 Requirements as to Financial Statements

     (a) the Guarantor shall ensure that each set of financial statements delivered by it pursuant to Clause 13.1 (Annual Statements) has been audited by a nationally recognised firm of independent certified public accountants licensed to practise in the United States of America;

     (b) the Guarantor shall ensure that each set of financial statements delivered by it pursuant to Clause 13.2 (Quarterly Statements) is certified by the treasurer or other financial officer of the Guarantor as to fairness of presentation, generally accepted accounting principles and consistency; and

     (c) ARCO Chemie Nederland, Ltd. shall ensure that each set of financial statements delivered by it pursuant to Clause 13.1 (Annual Statements) is certified by its treasurer or other financial officer as to fairness of presentation, generally accepted accounting principles and consistency.

13.8 Compliance Certificates

     (a) Each set of financial statements delivered by the Guarantor pursuant to this Clause 13.1 (Annual Statements) and Clause 13.2 (Quarterly Statements) shall be accompanied by a certificate of the treasurer of other financial officer of the Guarantor:

          (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with Clause 14 (Financial Condition) on the date of such financial statements; and

          (ii) stating whether there exists on the date of such certificate any Event of Default or Potential Event of Default, and if so, specifying the nature and period of existence thereof and the action the Guarantor is taking and proposes to take in respect thereto; and

     (b) each set of financial statements delivered by the Borrower pursuant to this Clause 13 shall be accompanied by a certificate of the treasurer or other financial officer of the Borrower stating whether there exists on the date of such certificate any Event of Default or Potential

         Event of Default, and if so, specifying the nature and period of existence thereof and the action the Borrower is taking and proposes to take in respect thereto.

13.9 Accounting Policies Each of the Obligors shall ensure that each set of financial statements delivered to the Agent pursuant to:

(a) Clause 13.1 (Annual Statements) is prepared using accounting policies, practices, procedures and reference period consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any such set of financial statements, ARCO Chemie Nederland, Ltd. or the Guarantor, as the case may be, notifies the Agent that there have been one or more changes in any such accounting policies, practices, procedures or reference period and the auditors for the time being of the Guarantor or the treasurer or other financial officer of ARCO Chemie Nederland, Ltd., as the case may be, provide:

     (i) a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the Original Financial Statements were prepared; and

     (ii) sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Banks to make an accurate comparison between the financial position indicated by those financial statements and the Original Financial Statements;

Provided that the notification requirement in respect of the Guarantor shall be deemed to be satisfied upon delivery by the Guarantor to the Agent of any reports filed disclosing such changes and provided to the Agent under Clause
13.4 (SEC Reports); and

(b) Clause 13.2 (Quarterly Statements) is prepared using accounting policies, practices, procedures and reference period consistent with those applied in the preparation of the financial statements for the quarter ended 30 September 1996 unless, in relation to any such set of financial statements, the Guarantor notifies the Agent that there have been one or more changes in any such accounting policies, practices, procedures or reference period and the treasurer or other financial officer of the Guarantor provides:

     (i) a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which the financial statements for the quarter ended 30 September 1996 were prepared; and

     (ii) sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Banks to make an accurate comparison between the financial position indicated by those financial statements and the financial statements for the quarter ended 30 September 1996, and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements or the financial statements for the quarter ended 30 September 1996, as the case may be, were prepared.

14.  Financial Condition

14.1 Financial Condition of the Group At any date, the consolidated financial condition of the Group, determined as of such date, shall be such that Consolidated Net Worth is not less than $1,500,000,000 (or its Equivalent Amount).

14.2 Definitions of Financial Terms In Clause 14.1 (Financial Condition of the Group):
"Consolidated Net Worth" means, at any date, the aggregate consolidated shareholders' equity of the Guarantor and each member of the Group less their aggregate consolidated Write-ups, all determined as of such date.

"Write-ups" means the amount (to the extent reflected in determining shareholders' equity) of all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within 12 months after the acquisition of such business) subsequent to 31 December 1995 in the book value of any asset owned by the Guarantor or a member of the Group.

14.3 Accounting Terms All accounting expressions which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America.

15.  Covenants

15.1 Maintenance of Legal Validity Each of the Obligors shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

15.2 Untrue Representations After the delivery of any Notice of Drawdown and before the making of the Advance requested therein, each of the Obligors shall notify the Agent of the occurrence of any event which results in or may reasonably be expected to result in any of the representations contained in Clause 12 (Representations) being untrue in any material respect at or before the time of the making of such Advance.

15.3 Notification of Events of Default Each of the Obligors shall promptly inform the Agent of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

15.4 Claims Pari Passu Each of the Obligors shall ensure that at all times the claims of the Agent, the Arranger and the Banks against it under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

15.5 Negative Pledge The Guarantor shall ensure that no member of the Group shall create or permit to subsist any encumbrance other than a Permitted Encumbrance over all or any of its present or future revenues or assets without effectively providing that the Loan (together with, if the Guarantor so determines, any other Indebtedness for Borrowed Money then existing and any other Indebtedness for Borrowed Money thereafter created ranking equally with the Loan) shall be secured equally and rateably with (or prior to) such Indebtedness for Borrowed Money so long as such Indebtedness for Borrowed Money shall be so secured Provided that the Guarantor, the Borrower and any one or more subsidiaries may issue, assume or guarantee Indebtedness for Borrowed Money secured by encumbrances which would otherwise be subject to the foregoing restrictions or grant any such encumbrance to secure any such Indebtedness for Borrowed Money in an aggregate principal amount which, together with the aggregate outstanding principal amount of all Indebtedness for Borrowed Money of the Guarantor and each member of the Group which would otherwise be subject to the foregoing restrictions (not including Indebtedness for Borrowed Money permitted to be secured under a Permitted Encumbrance), and the aggregate Value of the Sale and Lease-Back Transactions in existence at such time (not including Sale and Lease-Back Transactions as to which the Guarantor has complied with Clause 15.9(b)) does not at any time exceed 15 per cent. of the consolidated total assets of the Guarantor and each member of the Group determined by reference to the latest audited consolidated financial statements of the Guarantor (adjusted in such manner as the Agent may require to take account of any matters occurring after the date of preparation of the financial statements in question).

15.6 Disposals The Guarantor shall ensure that (disregarding sales of stock in trade in the ordinary course of business) no member of the Group shall sell, lease, transfer or otherwise dispose of all or any substantial part of its assets by one or more transactions or series of transactions (whether related or not), other than any sale, lease, transfer or disposal:

     (a) which is a Sale and Lease-Back Transaction permitted under Clause 15.9 (Sale and Lease-Back);

     (b) made on an arm's length basis or for full market value to a wholly-owned subsidiary of the Guarantor which is (i) a non-operating subsidiary and (ii) does not at any time (including at the time of or after any sale, lease, transfer or disposal under this sub-paragraph
         (b)) have any indebtedness owing to a person other than the Guarantor, the Borrower or a wholly-owned subsidiary which meets the criteria in
         (i) and (ii) under this sub-paragraph (b); or

     (c) made by any member of the Group to the Guarantor, the Borrower or a wholly-owned subsidiary of the Guarantor and for the purpose of this Clause 15.6, "substantial part of its assets" means assets (including any member of the Group and valued at the higher of book or fair market value) (y) representing in aggregate more than 25 per cent. of the consolidated assets of the Group or (z) responsible in aggregate for more than 25 per cent. of the consolidated net revenues or of the consolidated net income of the Group, in each case determined by reference to the latest audited consolidated financial statements of the Guarantor (adjusted in such manner as the Agent may require to take account of any matters occurring after the date of preparation of the financial statements in question)

15.7 Environmental Matters Each of the Obligors shall, and shall procure that each member of the Group shall:

     (a) comply with (i) the terms and conditions of all Environmental Licences applicable to it (and obtain and renew the same) and (ii) all other applicable Environmental Laws; and

     (b) promptly upon receipt of the same, notify the Agent of any claim, notice or communication served on it in respect of any alleged breach of any Environmental Law which might, if substantiated, have a material adverse effect on the ability of such Obligor to perform its obligations under this Agreement; and

     (c) indemnify the Agent, the Arranger and each Bank and their respective officers, employees, agents and delegates (an "Indemnified Party") against any loss, liability, cost or expense suffered or incurred by them which:

           (i) arises by virtue of any actual or alleged breach of any Environmental Law;

           (ii) would not have arisen if this Agreement had not been entered into; and

           (iii) was not caused by the gross negligence or wilful default of the Indemnified Party.

15.8 Merger The Guarantor shall ensure that no member of the Group which constitutes a substantial part of its assets shall enter into any merger or consolidation Provided that:

     (a) the Guarantor or the Borrower may enter into a merger if it is the corporation surviving the merger and immediately after giving effect to the merger, no Event of Default has occurred and is continuing;

     (b) the Guarantor may merge or consolidate with or into Atlantic if Atlantic expressly assumes the obligations of the Guarantor hereunder by an instrument satisfactory in form and substance to the Agent and the Banks; and

     (c) any member of the Group may enter into a merger if it merges with the Guarantor, the Borrower or a wholly-owned subsidiary of the Guarantor and for the purpose of this Clause 15.8, "substantial part of its assets" means assets (including any member of the Group and valued at the higher of book or fair market value) (y) representing in aggregate more than 25 per cent. of the consolidated assets of the Group or (z) responsible in aggregate for more than 25 per cent. of the consolidated net revenues or of the consolidated net income of the Group, in each case determined by reference to the latest audited consolidated financial statements of the Guarantor (adjusted in such manner as the Agent may require to take account of any matters occurring after the date of preparation of the financial statements in question).

15.9 Sale and Lease-Back The Guarantor shall ensure that no member of the Group shall enter into a Sale and Lease-Back Transaction unless:

     (a) such member of the Group would be entitled pursuant to Clause 15.5 (Negative Pledge) to incur Indebtedness for Borrowed Money in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction secured by an encumbrance on the property to be leased without equally and ratably securing the Loan; or

     (b) the Guarantor (and in any such case the Guarantor covenants to) within four months after the effective date of such Sale and Lease-Back Transaction (whether made by the Guarantor or any other member of the Group), repays Indebtedness for Borrowed Money of the Borrower ranking at least pari passu with the Loan in an amount equal to the Value of such Sale and Lease-Back Transaction less the principal amount of such Indebtedness for Borrowed Money repaid within such four month period, excluding repayments of such Indebtedness for Borrowed Money as a result of conversions or pursuant to mandatory sinking fund or repayment provisions or (other than in the case of commercial paper) by payment at maturity.

15.10 Transactions with Affiliates The Guarantor shall ensure that no member of the Group shall, directly or indirectly, pay any funds to or for the account of, make any investment in (whether by acquisition of shares or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness for Borrowed Money, or otherwise), sell, lease, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate Provided that the foregoing shall not prohibit:

     (a) the Guarantor declaring or making a dividend or other distribution Provided that no Event of Default or Potential Event of Default occurs and is continuing upon the declaring or making of such dividend or distribution;

     (b) any member of the Group entering into any sale, lease or purchase with any Affiliate and, in connection therewith, extending credit or making payments;

     (c) any member of the Group making payments for services rendered by any Affiliate;

     (d) any member of the Group participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if such sales, purchases or leases are made or such services are rendered or such member of the Group participates in the ordinary course of its business and in the aggregate during each financial year of the Guarantor, the terms and conditions of all such sales, purchases, leases, rendered services and participations are not materially less favourable to the similar transactions with persons who are not Affiliates;

     (e) any member of the Group making payments with respect to any Indebtedness for Borrowed Money of such member of the Group to any Affiliate if the terms of such Indebtedness for Borrowed Money are substantially as favourable as the terms which could have been obtained at the time of the creation of such Indebtedness for Borrowed Money from a lender who was not an Affiliate.

16.  Events of Default

Each of Clause 16.1 to Clause 16.17 describes circumstances which constitute an Event of Default for the purposes of this Agreement. Clause 16.18 and Clause
16.19 deal with the rights of the Agent and the Banks after the occurrence of an Event of Default.

16.1 Failure to Pay Either of the Obligors fails to pay, in the currency and in the manner specified herein, (a) any principal in respect of the Loan on the due date for payment or (b) any interest in respect of the Loan or any other sum due hereunder within five business days of the relevant due date for payment.

16.2 Misrepresentation Any representation or statement made by either of the Obligors in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect when made.

16.3 Specific Covenants Either of the Obligors fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 15.1 (Maintenance of Legal Validity), Clause 15.5 (Negative Pledge), Clause 15.6 (Disposals), Clause 15.8 (Mergers) or Clause 15.9 (Sale and Lease-Back).

16.4 Other Obligations Either of the Obligors fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement and such failure is not remedied within thirty days after the Agent has given notice thereof to such Obligor.

16.5 Financial Condition At any time any of the requirements of Clause 14.1 (Financial Condition of the Group) is not satisfied.

16.6 Cross Default Any Indebtedness for Borrowed Money of the Guarantor, the Borrower or any Material Subsidiary is not paid when due or within any applicable grace period, any Indebtedness for Borrowed Money of the Guarantor, the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor or creditors of the Guarantor, the Borrower or any Material Subsidiary become entitled to declare any Indebtedness for Borrowed Money of the Guarantor, the Borrower or any Material Subsidiary due and payable prior to its specified maturity Provided that the aggregate amount of all such Indebtedness for Borrowed Money, excluding any Indebtedness for Borrowed Money owed to:

     (a) any department, agency, instrumentality or political subdivision of the United States of America or any state thereof in respect of any pollution control, industrial revenue bond or other similar type of financing where such obligation is being contested in good faith by appropriate proceedings; or

     (b) any member of the Group by any other member of the Group,

equals or exceeds $30,000,000 (or its Equivalent Amount).

16.7 Voluntary Bankruptcy The Guarantor, the Borrower, any Material Subsidiary or any two or more members of the Group which, if combined, would constitute a Material Subsidiary, commences a voluntary case or other proceeding seeking liquidation, reorganisation or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorise any of the foregoing.

16.8 Involuntary Bankruptcy An involuntary case or other proceeding is commenced against the Guarantor, the Borrower, any Material Subsidiary or any two or more members of the Group which, if combined, would constitute a Material Subsidiary, seeking liquidation, reorganisation or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against the Guarantor, the Borrower, any Material Subsidiary or any two or more members of the Group which, if combined, would constitute a Material Subsidiary, under the bankruptcy laws as now or hereafter in effect.

16.9 Execution or Distress Any execution or distress in respect of an amount in excess of $20,000,000 (or its Equivalent Amount) is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any member of the Group.

16.10 Analogous Events Any event occurs which under the laws of any jurisdiction has a similar or analogous effect to any of those events mentioned in Clause 16.7 (Insolvency and Rescheduling), Clause 16.8 (Winding-up) or Clause
16.9 (Execution or Distress).

16.11 Ownership of the Borrower The Guarantor ceases to own more than sixty-six and two-thirds per cent. of the issued share capital of the Borrower.

16.12 The Group's Business Either of the Obligors or any Material Subsidiary ceases to carry on the business it carries on at the date hereof or enters into any unrelated business.

16.13 Repudiation Either of the Obligors repudiates this Agreement or does or causes to be done any act or thing evidencing an intention to repudiate this Agreement.

16.14 Illegality At any time it is or becomes unlawful for either of the Obligors to perform or comply with any or all of its obligations hereunder or any of the obligations of either of the Obligors hereunder are not or cease to be legal, valid and binding.

16.15 Performance of Obligations Any circumstances arise which give reasonable grounds in the opinion of an Instructing Group for belief that either of the Obligors may not (or may be unable to) perform or comply with its material obligations hereunder.

16.16 Judgment A final, non-appealable judgment or order enforceable by the courts of the United States, England or any other European Union country for the payment of money in excess of $50,000,000 (or its Equivalent Amount) is rendered against any member of the Group and remains unsatisfied after a period of thirty days.

16.17  Termination of Plan

     (a) Any member of the ERISA Group fails to pay when due an aggregate amount in excess of $20,000,000 (or its Equivalent Amount) which it becomes liable to pay under Title IV of ERISA;

     (b) notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000 (or its Equivalent Amount) (collectively a "Material Plan") is filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing;

     (c) the PBGC institutes proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan;

     (d) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

     (e) there occurs a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $20,000,000 (or its Equivalent Amount).

16.18 Acceleration and Cancellation Upon the occurrence of an Event of Default or at any time thereafter (unless such Event of Default has been remedied or waived), the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

     (a) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Advances to be due and payable on demand of the Agent; and/or

     (b) declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Commitment of each Bank shall be reduced to zero.

16.19 Advances Due on Demand If, pursuant to Clause 16.18 (Acceleration and Cancellation), the Agent declares the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

     (a) require repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

     (b) select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

                                    PART 7
                                   GUARANTEE


17.  Guarantee and Indemnity

17.1 Guarantee The Guarantor irrevocably and unconditionally guarantees to the Agent, the Arranger and the Banks the due and punctual observance and performance of all the terms, conditions and covenants on the part of the Borrower contained in this Agreement and agrees to pay to the Agent from time to time on demand any and every sum or sums of money which the Borrower is at any time liable to pay to the Agent, the Arranger and the Banks or any of them under or pursuant to this Agreement and which has become due and payable but has not been paid at the time such demand is made.

17.2 Indemnity The Guarantor irrevocably and unconditionally agrees as a primary obligation to indemnify the Agent, the Arranger and the Banks from time to time on demand by the Agent from and against any loss incurred by the Agent, the Arranger and the Banks or any of them as a result of any of the obligations of the Borrower under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to the Agent, the Arranger and the Banks or any of them or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the Borrower.

17.3 Additional Security The obligations of the Guarantor herein contained shall be in addition to and independent of every other security which the Agent, the Arranger and the Banks or any of them may at any time hold in respect of any of the Borrower's obligations hereunder.

17.4 Continuing Obligations The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrower under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the Borrower hereunder and total satisfaction of all the Borrower's actual and contingent obligations hereunder.

17.5 Obligations not Discharged Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon the Agent, the Arranger and the Banks or any of them by this Agreement or by law shall be discharged, impaired or otherwise affected by:

     (a) the winding-up, dissolution, administration or re-organisation of the Borrower or any other person or any change in its status, function, control or ownership;

     (b) any of the obligations of the Borrower or any other person hereunder or under any other security taken in respect of any of its obligations hereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

     (c) time or other indulgence being granted or agreed to be granted to the Borrower in respect of its obligations hereunder or under any such other security;

     (d) any amendment to, or any variation, waiver or release of, any obligation of the Borrower hereunder or under any such other security;

     (e) any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the Borrower's obligations hereunder;

     (f) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Borrower's obligations hereunder; or

     (g) any other act, event or omission which, but for this Clause 17.5, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Agent, the Arranger and the Banks or any of them by this Agreement or by law.

17.6 Settlement Conditional Any settlement or discharge between the Guarantor and the Agent, the Arranger and the Banks or any of them shall be conditional upon no security or payment to the Agent, the Arranger and the Banks or any of them by the Borrower or the Guarantor or any other person on behalf of the Borrower or, as the case may be, the Guarantor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Agent, the Arranger and the Banks shall each be entitled to recover the value or amount of such security or payment from the Guarantor subsequently as if such settlement or discharge had not occurred.

17.7 Exercise of Rights Neither the Agent, the Arranger and the Banks nor any of them shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantor by this Agreement or by law:

     (a) to make any demand of the Borrower;

     (b) to take any action or obtain judgment in any court against the Borrower;

     (c) to make or file any claim or proof in a winding-up or dissolution of the Borrower; or

     (d) to enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower hereunder.

17.8 Deferral of Guarantor's Rights The Guarantor agrees that, so long as any amounts are or may be owed by the Borrower hereunder or the Borrower is under any actual or contingent obligations hereunder, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations hereunder:

     (a) to be indemnified by the Borrower; and/or

     (b) to claim any contribution from any other guarantor of the Borrower's obligations hereunder; and/or

      (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Agent, the Arranger and the Banks hereunder or of any other security taken pursuant to, or in connection with, this Agreement by all or any of the Agent, the Arranger and the Banks.

17.9 Suspense Accounts All moneys received, recovered or realised by a Bank by virtue of Clause 17.1 (Guarantee) or Clause 17.2 (Indemnity) may, in that Bank's discretion, be credited to a suspense or impersonal account and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by either of the Obligors to such Bank hereunder and any interest accruing on such moneys shall be applied by such Bank in or towards the payment and discharge of any amounts owing by either of the Obligors to such Bank hereunder.

                                    PART 8
                        DEFAULT INTEREST AND INDEMNITY


18.   Default Interest and Indemnity

18.1 Default Interest Periods If any sum due and payable by either of the Obligors hereunder is not paid on the due date therefor in accordance with the provisions of Clause 20 (Payments) or if any sum due and payable by either of the Obligors under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 18) be selected by the Agent.

18.2 Default Interest During each such period relating thereto as is mentioned in Clause 18.1 (Default Interest Periods) an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of one per cent., the Margin and LIBOR on the Quotation Date therefor Provided that:

      (a) if, for any such period, LIBOR cannot be determined, the rate of interest applicable to each Bank's portion of such unpaid sum shall be the rate per annum which is the sum of one per cent., the Margin and the rate per annum notified to the Agent by such Bank as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Bank of funding from whatever sources it may select its portion of such unpaid sum during such period; and

      (b) if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period relating thereto, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

18.3 Payment of Default Interest Any interest which shall have accrued under Clause 18.2 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Obligor owing such unpaid sum at the end of the period by reference to which it is calculated or on such other dates as the Agent may specify by written notice to such Obligor.

18.4 Broken Periods If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance otherwise than on the last day of an Interest Period relating to that Advance, the Borrower shall pay to the Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period exceeds (b) the amount of interest which in the opinion of the Agent would have been payable to the Agent on the last day of that Interest Period in respect of a Guilder deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of that Interest Period Provided that such Bank shall deliver to the Borrower, within sixty days of such receipt or recovery, a certificate as to the amounts due pursuant to sub-paragraphs (a) and
(b) above and setting forth in reasonable detail the basis for such amount and such certificate shall be conclusive in the absence of manifest error.

18.5  Borrower's Indemnity  The Borrower undertakes to indemnify:

      (a) each of the Agent, the Arranger and the Banks against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may sustain or incur (otherwise than by reason of its own gross negligence or wilful misconduct) as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement; and

      (b) each Bank against any loss it may suffer or incur (otherwise than by reason of its own gross negligence or wilful misconduct) as a result of its funding or making arrangements to fund its portion of an Advance requested by the Borrower hereunder but not made by reason of the operation of any one or more of the provisions hereof.

18.6 Unpaid Sums as Advances Any unpaid sum shall (for the purposes of this Clause 18 and Clause 11.1 (Increased Costs)) be treated as an advance and accordingly in this Clause 18 and Clause 11.1 (Increased Costs)) the term "Advance" includes any unpaid sum and the term "Interest Period", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 18.1 (Default Interest Periods).

                                    PART 9
                                   PAYMENTS


19.   Currency of Account and Payment

19.1 Currency of Account The Guilder is the currency of account and payment for each and every sum at any time due from either of the Obligors hereunder Provided that:

      (a) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

      (b) each payment pursuant to Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) shall be made in the currency specified by the party claiming thereunder.

19.2 Currency Indemnity If any sum due from either of the Obligors under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or
(c) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

20.   Payments

20.1 Payments to the Agent On each date on which this Agreement requires an amount denominated in Guilders to be paid by either of the Obligors or any of the Banks hereunder, such Obligor or, as the case may be, such Bank shall make the same available to the Agent by payment in Guilders and in immediately available, freely transferable, cleared funds to such account with such bank as the Agent shall have specified for this purpose.

20.2 Alternative Payment Arrangements If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for either or both of the Obligors to make any payments hereunder in the manner specified in Clause 20.1 (Payments to the Agent), then such Obligor may agree with each or any of the Banks alternative arrangements for the payment direct to such Bank of amounts due to such Bank hereunder Provided that, in the absence of any such agreement with any Bank, such Obligor shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement such Obligor and such Bank shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such Bank.

20.3 Payments by the Agent Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 20.1 (Payments to the Agent) shall be made available by the Agent to such other person (in the case of a Bank, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent.

20.4 No Set-off All payments required to be made by either of the Obligors hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

20.5 Clawback Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

21.   Set-Off

21.1 Contractual Set-off Each of the Obligors authorises each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

21.2 Set-off not Mandatory No Bank shall be obliged to exercise any right given to it by Clause 21.1 (Contractual Set-off).

22.   Sharing

22.1 Redistribution of Payments Subject to Clause 22.3 (Recoveries Through Legal Proceedings), if at any time, the proportion which any Bank (a "Recovering Bank") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a "relevant payment") to be made under this Agreement by either of the Obligors for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "excess amount") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

      (a) such Recovering Bank shall inform the Agent of such receipt or recovery and pay to the Agent an amount equal to such excess amount;

      (b) there shall thereupon fall due from such Obligor to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (a) above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

      (c) the Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (a) above as if such amount had been received by it from such Obligor in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto.

22.2 Repayable Recoveries If any sum (a "relevant sum") received or recovered by a Recovering Bank in respect of any amount owing to it by either of the Obligors becomes repayable and is repaid by such Recovering Bank, then:

      (a) each Bank which has received a share of such relevant sum by reason of the implementation of Clause 22.1 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

      (b) there shall thereupon fall due from such Obligor to each such Bank an amount equal to the amount paid out by it pursuant to paragraph
            (a) above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank's share of such relevant sum was applied.

22.3 Recoveries Through Legal Proceedings If any Bank shall commence any action or proceeding in any court to enforce its rights hereunder after consultation with the other Banks and, as a result thereof or in connection therewith, shall receive any excess amount (as defined in Clause 22.1 (Redistribution of Payments)), then such Bank shall not be required to share any portion of such excess amount with any Bank which has the legal right to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

                                    PART 10
                           FEES, COSTS AND EXPENSES


23.   Fees

23.1 Arrangement Fee The Borrower shall pay to the Arranger the fees specified in the letter of even date herewith from the Arranger to the Borrower at the times, and in the dollar amounts (or the Equivalent Amount), specified in such letter to be distributed amongst the Arranger and the Banks as agreed between the Arranger and the Banks.

23.2 Agency Fee The Borrower shall pay to the Agent for its own account the agency fees specified in the letter of even date herewith from the Agent to the Borrower at the times, and in the dollar amounts (or the Equivalent Amount), specified in such letter.

24.   Costs and Expenses

24.1 Transaction Expenses The Borrower shall, from time to time on demand of the Agent, reimburse each of the Agent and the Arranger for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated.

24.2 Preservation and Enforcement of Rights The Borrower shall, from time to time on demand of the Agent, reimburse the Agent, the Arranger and the Banks for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Agent, the Arranger and the Banks under this Agreement.

24.3 Stamp Taxes The Borrower shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Agent, the Arranger and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

24.4 Agent's Costs The Borrower shall, from time to time on demand of the Agent (and without prejudice to the provisions of Clause 24.2 (Preservation and Enforcement of Rights) and Clause 30.2 (Amendment Costs) compensate the Agent at such daily and/or hourly rates as the Agent shall from time to time reasonably determine for the time and expenditure, all reasonable costs and expenses (including telephone, fax, copying, travel and personnel costs) incurred by the Agent in connection with its taking such action as it may deem appropriate or in complying with any instructions from an Instructing Group or any request by the Obligors or either of them in connection with the occurrence of any event which is an Event of Default or a Potential Event of Default.

24.5 Banks' Liabilities for Costs If the Borrower fails to perform any of its obligations under this Clause 24, each Bank shall, in the proportion borne by its share of the Loan (or, if no Advances have been made, its Available Commitment) to the amount of the Loan (or, if no Advances have been made, the Available Facility) for the time being (or, if the Loan has been repaid in full, immediately prior to the final repayment thereof), indemnify each of the Agent and the Arranger against any loss incurred by any of them as a result of such failure and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 24.5.

                                    PART 11
                               AGENCY PROVISIONS


25.   The Agent, the Arranger and the Banks

25.1 Appointment of the Agent The Arranger and each Bank hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto. The Agent is not a trustee and owes no fiduciary obligations to any other party to this Agreement.

25.2  Agent's Discretions  The Agent may:

      (a) assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto (or, in the case of a payment default, actual knowledge to the contrary), that (i) any representation made by either of the Obligors in connection herewith is true, (ii) no Event of Default or Potential Event of Default has occurred, (iii) neither of the Obligors is in breach of or default under its obligations hereunder and (iv) any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised;

      (b) assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

      (c) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

      (d) rely as to any matters of fact which might reasonably be expected to be within the knowledge of either of the Obligors upon a certificate signed by or on behalf of such Obligor;

      (e) rely upon any communication or document believed by it to be genuine;

      (f) refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

      (g) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

25.3  Agent's Obligations  The Agent shall:

      (a) promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from either of the Obligors hereunder;

      (b) promptly notify each Bank of the occurrence of any Event of Default or any default by either of the Obligors in the due performance of or compliance with its obligations under this Agreement of which the Agent has notice from any other party hereto (or, in the case of a payment default, actual knowledge);

      (c) save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Arranger and the Banks; and

      (d) if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

25.4 Excluded Obligations Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor the Arranger shall:

      (a) be bound to enquire as to (i) whether or not any representation made by either of the Obligors in connection herewith is true, (ii) the occurrence or otherwise of any Event of Default or Potential Event of Default, (iii) the performance by either of the Obligors of its obligations hereunder or (iv) any breach of or default by either of the Obligors of or under its obligations hereunder;

      (b) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

      (c) be bound to disclose to any other person any information relating to any member of the Group or anyone else if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

      (d) be under any obligations other than those for which express provision is made herein.

25.5 Delegation The Agent may delegate, transfer or assign to any subsidiary of The Chase Manhattan Corporation or its Successor from time to time all or any of the rights, powers, authorities and discretions vested in it hereunder and the performance of its duties in accordance herewith, and such delegation, transfer or assignment may be made upon such terms and subject to such conditions (including the power to sub-delegate) and subject to such regulations as the Agent may think fit (and the term "Agent" as used in this Agreement shall include any such delegate, transferee or assignee).

25.6 Indemnification Each Bank shall, from time to time on demand by the Agent, indemnify the Agent, in the proportion its share of the Loan (or, if no Advances have been made, its Available Commitment) bears to the amount of the Loan (or, if no Advances have been made, the Available Facility) at the time of such demand (or, if the Loan has then been repaid in full, immediately prior to the final repayment thereof), against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of (a) its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder or
(b) the failure of the Borrower to pay to the Agent the agency fees referred to in Clause 23.2 (Agency Fee).

25.7 Exclusion of Liabilities Neither the Agent nor the Arranger accepts any responsibility for the accuracy and/or completeness of the Information Memorandum or any other information supplied by either of the Obligors in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement and neither the Agent nor the Arranger shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement, save in the case of gross negligence or wilful misconduct.

25.8 No Actions Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or the Arranger any claim it might have against any of them but which it could not bring successfully against the Agent or the Arranger.

25.9 Business with the Group and others The Agent (whether acting through its agency division or otherwise) and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group whether or not it may or does lead to a conflict with the interests of any Bank and the Agent or the Arranger may undertake business with or for others even though it may or does lead to a conflict with the interests of any Bank.

25.10 Resignation The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior written notice to that effect to each of the other parties hereto Provided that no such resignation shall be effective until either:

      (a) the Agent appoints as its Successor any subsidiary or holding company, or any subsidiary of any holding company, of the Agent; or

      (b) a Successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 25.

25.11 Successor Agent If the Agent gives notice of its resignation pursuant to Clause 25.10 (Resignation), then any reputable and experienced bank or other financial institution may be appointed as a Successor to the Agent by an Instructing Group with the consent of the Borrower (such consent not to be unreasonably withheld) during the period of such notice but, if no such Successor is so appointed within 30 days after the expiry of such notice, the Agent may appoint such a Successor itself with the consent of the Borrower (such consent not to be unreasonably withheld).

25.12 Rights and Obligations If a Successor to the Agent is appointed under the provisions of Clause 25.11 (Successor Agent), then (a) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 25 and (b) its Successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such Successor had been a party hereto.

25.13 Own Responsibility It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group and, accordingly, each Bank warrants to the Agent and the Arranger that it has not relied on and will not hereafter rely on the Agent and the Arranger or any of them:

      (a) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by either of the Obligors in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent and the Arranger or any of them); or

      (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any member of the Group.

25.14 Agency Division Separate In acting as agent for the Arranger and the Banks, the agency division of the Agent shall be treated as if it were a legal entity separate from all its other divisions and departments ("elsewhere"). Accordingly, any information or documents received elsewhere is not, by reason of such receipt, to be treated as having been received by the agency division, and all business undertaken elsewhere is not to be treated as having been undertaken by the agency division. The agency division of the Arranger shall be treated in this same manner as a legal entity separate from all its other divisions and departments.

25.15 Confidential Information Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Clause
25.14 (Agency Division Separate), the Agent shall not be bound to disclose to any Bank or other person any information which is supplied by any member of the Group to the Agent in its capacity as agent hereunder for the Banks and which is identified by such member of the Group at the time it is so supplied as being confidential information Provided that the consent of the relevant member of the Group to such disclosure shall not be required in relation to any information which in the opinion of the Agent relates to an Event of Default or Potential Event of Default or in respect of which the Banks have given a confidentiality undertaking in a form satisfactory to the Agent and the relevant member of the Group.

25.16 Tax Confirmation Each Bank confirms in favour of the Agent (on the date hereof, or, in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that either:-

      (a) it is not resident for tax purposes in the United Kingdom and is beneficially entitled to its share of the Loan and the interest thereon; or

      (b) it is a bank as defined for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 and is beneficially entitled to its share of the Loan and the interest thereon,

and each Bank in favour of the Agent agrees to notify the Agent if there is any change in its position from that set out above.

                                    PART 12
                           ASSIGNMENTS AND TRANSFERS


26.   Assignments and Transfers

26.1 Binding Agreement This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent Successors, Transferees and assigns.

26.2 Assignments and Transfers by the Obligors Each of the Obligors shall only be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder with the prior written consent of the Agent and all the Banks.

26.3 Assignments and Transfers by Banks Any Bank may, at any time, assign or transfer all or any of its rights and benefits hereunder or transfer in accordance with Clause 26.5 (Transfers by Banks) all or any of its rights, benefits and obligations hereunder to:

      (i) any affiliate of such Bank (for the purposes of this Clause "affiliate" means (a) any person which controls directly or indirectly the Bank or (b) any person which is controlled by or is under common control with a person which controls, directly or indirectly, the Bank); or

      (ii) with the prior consent of the Borrower (such consent not to be unreasonably withheld), any other person.

26.4 Assignments by Banks If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 26.3 (Assignments and Transfers by Banks), then, unless and until the assignee has agreed with the Agent, the Arranger and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a "Bank"), the Agent, the Arranger and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

26.5 Transfers by Banks If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 26.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Agent:

      (a) to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 26.5 as "discharged rights and obligations");

      (b) each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

      (c) the Agent, the Arranger, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

      (d)   such Transferee shall become a party hereto as a "Bank".

26.6 Changes in Circumstances No assignee or Transferee of a Bank's rights may receive any greater payment under Clause 9 (Taxes) or Clause 11 (Changes in Circumstances) than such Bank would have been entitled to receive with respect to the rights assigned or transferred unless such transfer is (a) made with the prior written consent of the Borrower or (b) made to either (i) a Bank already party to this Agreement at the time of such assignment or transfer or (ii) an affiliate of the transferor Bank.

26.7 Transfer Fees On the date upon which a transfer takes effect pursuant to Clause 26.5 (Transfers by Banks) the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of $1000 (or its Equivalent Amount).

26.8 Disclosure of Information Any Bank may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement such information about the Obligors and the Group as such Bank shall consider appropriate.

                                    PART 13
                                 MISCELLANEOUS


27.   Calculations and Evidence of Debt

27.1 Basis of Accrual Interest shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

27.2 Quotations If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent.

27.3 Evidence of Debt Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

27.4 Control Accounts The Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance made or arising hereunder and each Bank's share therein, (b) the amount of all principal, interest and other sums due or to become due from either of the Obligors to any of the Banks hereunder and each Bank's share therein and (c) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

27.5 Prima Facie Evidence In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 27.3 (Evidence of Debt) and Clause 27.4 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

27.6 Certificates of Banks A certificate of a Bank (and any relevant calculations provided pursuant to Clause 11.2 (Increased Costs Claims)) as to
(a) the amount by which a sum payable to it hereunder is to be increased under Clause 9.1 (Tax Gross-up) or (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

27.7 Agent's Certificates A certificate of the Agent as to the amount at any time due from the Borrower hereunder or the amount which, but for any of the obligations of the Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrower hereunder shall, in the absence of manifest error, be conclusive for the purposes of Part 7 (Guarantee).

28.   Remedies and Waivers, Partial Invalidity

28.1 Remedies and Waivers No failure to exercise, nor any delay in exercising, on the part of the Agent, the Arranger and the Banks or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

28.2 Partial Invalidity If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

29.   Notices

29.1 Communications in Writing Each communication to be made hereunder shall be made in writing and, unless otherwise stated may be made by tested telex, telefax or letter Provided that an Obligor shall indemnify each of the Agent, the Arranger and the Banks against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon which any of them may sustain or incur as a consequence of any telefax communication originating from such Obligor not being actually received by or delivered to the intended recipient thereof or any telefax communication purporting to originate from such Obligor being made or delivered fraudulently.

29.2 Delivery Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the Agent specified another address) be made or delivered to that other person at the address identified with its name below (in the case of an Obligor, the Agent or a Bank) (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) and (without prejudice to the provisions of Clause 28.1 (Communications in Writing) shall be deemed to have been made or delivered when despatched and answerback received (in the case of any communication made by telex) or when despatched and an appropriate acknowledgement of message transfer received by the sender (in the case of any communication made by telefax) or when left at that address, or as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address (in the case of any communication made by letter) Provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

29.3 English Language Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

30.   Amendments

30.1 Amendment Procedures The Agent, if it has the prior written consent of an Instructing Group, and the Obligors may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Banks, the Arranger and the Obligors Provided that:

      (a) no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party;

     (b) without the prior written consent of all the Banks, no such amendment or waiver shall:

         (i) amend or waive any provision of Clause 22 (Sharing) or this Clause 30;

         (ii) reduce the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from the Borrower hereunder to which any Bank is entitled;

         (iii) change the principal amount of or currency of any Advance, or defer the Repayment Date;

         (iv) change the Margin, change the amount or currency or defer the date for any payment of interest, fees or any other amount payable hereunder to all or any of the Agent, the Arranger and the Banks;

         (v)      defer the Termination Date;

         (vi)     amend the definition of Instructing Group;

         (vii)    amend any provision of the Guarantee; or

         (viii) amend any provision which contemplates the need for the consent or approval of all the Banks;

     (c) notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:


         (i) amend or waive any provision of this Clause 30, Clause 24 (Costs and Expenses) or Part 11 (Agency Provisions); or

         (ii) otherwise amend or waive any of the Agent's rights hereunder or subject the Agent or the Arranger to any additional obligations hereunder; and

     (d) if a single currency is introduced into all or part of the European Union in circumstances where the Guilder (in existence at the date hereof) is superseded by such single currency then the Agent (acting on the instructions of an Instructing Group) may make such amendments as may be necessary to ensure applicable conventions for loans in such single currency are followed.

30.2 Amendment Costs If either of the Obligors requests any amendment or waiver in accordance with Clause 30.1 (Amendment Procedures) then the Borrower shall, on demand of the Agent, reimburse the Agent and the Arranger for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred by the Agent and the Arranger in the negotiation, preparation and execution of any written instrument contemplated by Clause 30.1 (Amendment Procedures).

                                    PART 14
                              LAW AND JURISDICTION


31.   Law and Jurisdiction

31.1 English Law This Agreement, and all matters arising out of or in connection with it, shall be governed by English law.

31.2 English Courts Each of the parties hereto irrevocably agrees for the benefit of each of the Agent, the Arranger and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

31.3 Appropriate Forum Each of the Obligors irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 31.2 (English Courts) being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

31.4 Service of Process Each of the Obligors agrees that the process by which any Proceedings are begun may be served on it by being delivered to ARCO Chemical Europe, Inc. at ARCO Chemical House, Bridge Avenue, Maidenhead, Berkshire SL6 1YP, England; Attention: Assistant General Counsel - Europe or other its registered office for the time being. If the person mentioned in this Clause 31.4 resigns or otherwise revokes its appointment in respect of either or both Obligors, such Obligor or Obligors shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Agent shall be entitled to appoint such a person by notice to such Obligor or Obligors Provided that such resignation or revocation shall for the purpose of this Agreement be deemed to be ineffective until such further person is appointed in accordance with this Clause 31.4. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

31.5 Non-exclusive Submissions The submission to the jurisdiction of the courts referred to in Clause 31.2 (English Courts) shall not (and shall not be construed so as to) limit the right of the Agent, the Arranger and the Banks or any of them (but shall limit the right of each Obligor) to take Proceedings against either of the Obligors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

31.6 Consent to Enforcement Each of the Obligors hereby consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

31.7 Waiver of Immunity To the extent that either of the Obligors may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction and, in particular, to the intent that in any proceedings taken in New York the foregoing waiver of immunity shall have effect under and be construed in accordance with the United States Foreign Sovereign Immunities Act of 1976.


AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                               THE FIRST SCHEDULE

                                   The Banks

Bank                                               Commitment (NLG)

The Chase Manhattan Bank                                 30,000,000
Bayerische Landesbank International S.A.                 24,375,000
Credit Lyonnais, Amsterdam Branch                        24,375,000
Deutsche Bank de Bary N.V. Rotterdam Branch              24,375,000
Generale Bank Nederland N.V.                             24,375,000
ING Bank N.V.                                            24,375,000
RBC Finance B.V.                                         24,375,000
Sakura Bank (Luxembourg) S.A.                            24,375,000
Societe Generale                                         24,375,000
ABN AMRO Bank N.V.                                       15,000,000
Banque et Caisse d'Epargne de l'Etat, Luxembourg         15,000,000
Caixa Geral de Depositos, S.A., Paris Branch             15,000,000
Citibank, N.A.                                           15,000,000
The First National Bank of Chicago                       15,000,000

                                                   ----------------
                                                        300,000,000
                                                   ================


                              THE SECOND SCHEDULE

                          Form of Transfer Certificate

To:  [        ]


                              TRANSFER CERTIFICATE


relating to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 12 March 1997 whereby a NLG300,000,000 term loan facility was made available to ARCO Chemie Nederland, Ltd as borrower under the guarantee of ARCO Chemical Company as guarantor by a group of banks on whose behalf Chase Manhattan International Limited acted as agent in connection therewith.

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee, Bank's Participation and Amount Transferred are defined in the schedule hereto.

2. The Bank confirms that the Bank's Participation is an accurate summary of its participation in the Facility Agreement and requests the Transferee to accept and procure the transfer to the Transferee of a percentage of the Bank's Participation (equal to the percentage that the Amount Transferred is of the aggregate of the component amounts (as set out in the schedule hereto) of the Bank's Participation) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 26.5 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or the Guarantor.

5. The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or the Guarantor or for the performance and observance by the Borrower or the Guarantor of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by the Borrower, the Guarantor or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

8. This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.


                                  THE SCHEDULE

1.   Bank:

2.   Transferee:

3.   Transfer Date:

4.   Bank's Participation:

       Bank's Available Commitment*      Bank's Portion of the Loan



5.   Amount Transferred:                 Advances



[Transferor Bank]                      [Transferee Bank]

By:                                    By:

Date:                                  Date:

                      Administrative Details of Transferee

Address:

Contact Name:

Account for Payments:

Telex:

Telefax:

Telephone:

SWIFT:
________________________________________________________________________________

* Details of the Bank's Available Commitment should not be completed after the Termination Date

                               THE THIRD SCHEDULE

                         Condition Precedent Documents

1.   In relation to each of the Obligors:

     (a) a copy, certified a true copy by a duly authorised officer of such Obligor, of the constitutional documents of such Obligor;

     (b) a copy, certified a true copy by a duly authorised officer of such Obligor, of a Board Resolution of such Obligor approving the execution, delivery and performance of this Agreement and the terms and conditions hereof and authorising a named person or persons to sign this Agreement and any documents to be delivered by such Obligor pursuant hereto; and

     (c) a certificate of a duly authorised officer of such Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such Obligor, this Agreement and any documents to be delivered by such Obligor pursuant hereto.

2. A certificate of the Chairman of the works' council of the Borrower or of a duly authorised officer of the Borrower confirming either that the approval of the works' council has been obtained for the Borrower to enter into this Agreement or that no such approval is required.

3. A copy, certified a true copy by or on behalf of the Borrower, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Banks, necessary to render this Agreement legal, valid, binding and enforceable, to make this Agreement admissible in evidence in each Obligor's jurisdiction of incorporation and to enable each of the Obligors to perform its obligations hereunder.

4. A legal opinion of the Banks' Dutch Counsel, in substantially the form distributed to the Banks' prior to the signing of this Agreement.

5. A legal opinion of the Banks' Delaware Counsel, in substantially the form distributed to the Banks' prior to the signing of this Agreement.

6. A legal opinion of the Guarantor's Counsel, in substantially the form set out in the Fifth Schedule (Opinion of the Guarantor's Counsel).

7. A legal opinion of Clifford Chance, solicitors to the Agent, satisfactory in form and substance to the Agent.

8. A copy, certified a true copy by a duly authorised officer of the Borrower, of the Original Financial Statements of the Borrower.

9. A copy, certified a true copy by a duly authorised officer of the Guarantor, of the Original Financial Statements of the Guarantor.

10. Evidence that ARCO Chemical Europe, Inc. has agreed to act as the agent of the Obligors for the service of process in England.

11. Evidence in a form satisfactory to the Agent, that, subject to the repayment and satisfaction of all amounts outstanding under the facility agreements relating thereto, the Existing Facilities have been cancelled.

12. A copy, certified a true copy by a duly authorised officer of the Guarantor, of each of the Cross-Indemnification Agreement and the Tax-Sharing Agreement as originally executed and all amendments, modifications and waivers thereto.

                              THE FOURTH SCHEDULE

                               Notice of Drawdown

From:  ARCO Chemie Nederland, Ltd

To:    Chase Manhattan International Limited

Dated:

Dear Sirs,

1.   We refer to the agreement (as from time to time amended, varied, novated or
supplemented, the "Facility Agreement") dated [        ] 1997 and made between
ARCO Chemie Nederland, Ltd as Borrower, ARCO Chemical Company as Guarantor, Chase Investment Bank Limited as Arranger, Chase Manhattan International Limited as Agent and the financial institutions named therein as banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and on [date of proposed Advance], we wish to borrow an Advance in the amount of NLG[
] Dutch Guilders upon the terms and subject to the conditions contained therein.

[3. We would like this Advance to have a first Interest Period of [ ] months' duration.]*

4. We confirm that, at the date hereof, the representations set out in Clause 12 (Representations) of the Facility Agreement are true and no Event of Default or Potential Event of Default has occurred.

5. The proceeds of this drawdown should be credited to [insert account details].

                                Yours faithfully

                               ..................
                              for and on behalf of
                           ARCO Chemie Nederland, Ltd

________________________________________________________________________________

* Insert only if there are no outstanding Advances

                               THE FIFTH SCHEDULE

                       Opinion of the Guarantor's Counsel

March     , 1997

To: Chase Manhattan International Limited as Agent on its own behalf and for and on behalf of the Arranger and the Banks referred to in the Facility Agreement (described below)


Re:  NLG300,000,000 Term Loan Facility

Ladies and Gentlemen:

We have acted as counsel to ARCO Chemical Company, a Delaware corporation (the "Guarantor") and ARCO Chemie Nederland, Ltd., a Delaware corporation (the "Borrower") in connection with that certain NLG300,000,000 Term Loan Facility, dated March __, 1997 (the "Facility Agreement") among the Borrower, the Company as Guarantor, Chase Investment Bank Limited as Arranger, Chase Manhattan International Limited as Agent, and the financial institutions defined therein as Banks. Except as otherwise provided herein, terms defined in the Facility Agreement are used herein as defined therein. This opinion letter is being delivered pursuant to Clause 2.3 of the Facility Agreement.

In rendering the opinions expressed below, we have examined the Facility Agreement, the Certificate of Incorporation and Bylaws of each of the Guarantor and the Borrower and such records of each of the Guarantor and the Borrower and such other documents as we have deemed necessary as a basis for such opinions.

In our examination, we have assumed the genuineness of all signatures (other than those of the Guarantor and the Borrower), the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to matters of fact, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Facility Agreement and certificates of appropriate representatives of the Guarantor and the Borrower.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. Each of the Guarantor and the Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. Each of the Guarantor and the Borrower has all necessary corporate power and authority to execute and deliver the Facility Agreement and to perform its respective obligations thereunder, and all necessary corporate action on the part of each of the Guarantor and the Borrower has been taken to authorize such execution, delivery and performance.

3. The Facility Agreement has been duly authorised executed and delivered by each of the Guarantor and the Borrower and constitutes the legal, valid and binding obligation of each of the Guarantor and the Borrower, enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Facility Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation (a) the availability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

4. No approval, consent, order, authorization, permit, license, exemption of, or registration, declaration or filing with, any federal, state or local governmental, regulatory or public agency, authority or court is required in connection with the execution, delivery and performance by each of the Guarantor and the Borrower of its respective obligations under the Facility Agreement.

5. Except as may be limited by the Uniform Foreign Money Judgment Recognition Act as in effect in the Commonwealth of Pennsylvania, a judgment for the recovery of money due and owing under the Facility Agreement in the English courts would be enforceable in the courts of the Commonwealth of Pennsylvania in the same manner as a judgment obtained in a court of appropriate jurisdiction in the United States of America.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of provisions of the Facility Agreement requiring the Borrower or the Guarantor to indemnify any other party may be limited by
     (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.

(B) The enforceability of provisions in the Facility Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located that limit the interest, fees or other charges such Bank may impose, (ii) clause 31 of the Facility Agreement.

(D) We assume that the Facility Agreement is the legal, valid and binding obligation of each party thereto other than the Guarantor and the Borrower.

We are licensed to practice law in the Commonwealth of Pennsylvania and have not in connection with this opinion made an investigation of the laws of any other jurisdiction except the federal laws of the United States and the General Corporation Law of the State of Delaware and nothing in this opinion should be or shall be construed otherwise. This opinion is limited solely to the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the federal laws of the United States and rules, regulations and orders thereunder which are presently in effect.

This opinion is given as of the date hereof, is given for the benefit of the Arranger and the Banks and the benefit of your counsel, and may not be relied upon by any other person or entity.

Very truly yours,

The Borrower

ARCO CHEMIE NEDERLAND, LTD.
(ROTTERDAM BRANCH)

By:           WALTER J. TUSINSKI          RONALD R. REMICK

Address:      Theemsweg 14
              3197 KM Botlek
              Rotterdam
              The Netherlands

Attention:    Financial Controls Manager

Telefax:      +31181 294999

With a copy to:

Address:      ARCO Chemical Company
              3801 West Chester Pike
              Newtown Square
              Pennsylvania 19073
              United States of America

Attention:    Manager of Corporate Finance

Telefax:      +1 610 359 7222

The Guarantor

ARCO CHEMICAL COMPANY

By:           WALTER J. TUSINSKI

Address:      3801 West Chester Pike
              Newtown Square
              Pennsylvania 19073
              United States of America

Attention:    Manager of Corporate Finance

Telefax:      +1 610 359 7222



The Arranger

CHASE INVESTMENT BANK LIMITED

By:           EDWARD BROWN

Address:      125 London Wall
              London EC2Y 5AJ
              United Kingdom


Attention:    Edward Brown

Telephone:    +44 171 777 4836
Telefax:      +44 171 777 3841

The Agent

CHASE MANHATTAN INTERNATIONAL LIMITED

By:           DONALD BURRI

Address:      Trinity Tower
              9 Thomas More Street
              London E1 9YT
              United Kingdom

Attention:    Steve Clarke

Telephone:    +44 171 777 2353
Telefax:      +44 171 777 2360
Telex:        94060177 CMIL G



The Banks

The Lead Managers

BAYERISCHE LANDESBANK INTERNATIONAL S.A.

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      3 rue Jean Monnet
              L-2180 Luxembourg

Attention:    Mr P Lang

Telephone:    + 352 42434 3325
Telefax:      + 352 42434 3399
Telex:        1229 bayer lu

THE CHASE MANHATTAN BANK

By:           KATHRYN JEPSON

Address       125 London Wall
              London EC2Y 5AS
              United Kingdom

For notices:

Address:      Chaseside
              Bournemouth
              Dorset  BH7 7DB
              United Kingdom

Attention:    Nick Gittins/Tina Holes
              European Loan Services

Telephone:    + 44 1202 34 3923/2020
Telefax:      + 44 1202 34 3730
Telex:        8954681 CMB G



CREDIT LYONNAIS, AMSTERDAM BRANCH

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      "Atrium", 5th Floor
              Strawinskylaan 3093
              1077 ZX Amsterdam
              The Netherlands

Attention:    Audouin de Forestier

Telephone:    + 31 20 504 7070
Telefax:      + 31 20 504 7077

DEUTSCHE BANK . DE BARY N.V., ROTTERDAM BRANCH

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      Westplein 12
              P.O. Box 1711
              3000 BS  Rotterdam
              The Netherlands

Attention:    Mr E R Bergkotte

Telephone:    + 31 10 436 6400
Telefax:      + 31 10 436 8017
Telex:        22608



GENERALE BANK NEDERLAND N.V.

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      Blaak 555
              PO Box 339
              3000 AH Rotterdam
              The Netherlands

For credit matters:

Attention:    Mr Bart M.H. van Iersel (RB 22 A)

Telephone:    + 31 10 2703265
Telefax:      + 31 10 2703881

For administration matters:

Attention:    Mrs H Willemen-van-Gelder (RB 02 C)
              Mr L M van der Moer (RB 02 C)

Telephone:    + 31 10 270 1241/1242
Telefax:      + 31 10 270 3897

ING BANK N.V.

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      49 St. Stephen's Green
              Dublin 2
              Ireland

For credit matters:

Attention:    Samantha de Foubert
              Account Manager

Telephone:    + 353 1 662 1911
Telefax:      + 353 1 662 1916

For administrative matters:

Attention:    Alan Maher
              Assistant Manager, Administration

Telephone:    + 353 1 662 1911
Telefax:      + 353 1 662 1916



RBC FINANCE B.V.

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      Keizersgracht 604
              1017EP Amsterdam
              The Netherlands

Attention:    C J Pickett/Ms I Awondatu

Telephone:    + 31 20 5 233 213
Telefax:      + 31 20 6 262 196
Telex:        15595 rbc nl

SAKURA BANK (LUXEMBOURG) S.A.

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      33, boulevard du Prince Henri
              L-2010 Luxembourg

Attention: Business Promotion Department

Telephone:    + 352 46 24 36 / 22 54 55
Telefax:      + 352 46 24 39 / 47 57 81
Telex:        60792 (MTKBK)
              2466 (MITKBK)



SOCIETE GENERALE

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      Tour Societe Generale
              ENTR/FIN/ING
              92972 Paris La Defense Cedex
              France

For credit matters:

Attention:    Christine Broutin

Telephone:    + 33 1 42 13 80 96
Telefax:      + 33 1 42 14 60 93

For administrative matters:

Attention:    Laurence Gaertner

Telephone:    + 33 1 42 13 77 71
Telefax:      + 33 1 42 13 69 67
Telex:        SG MAR 615 890

The Managers

ABN AMRO BANK N.V.

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      Coolsingel 119
              3012 AG Rotterdam
              The Netherlands

Attention:    Mr J G Smit

Telephone:    + 31 10 402 5725
Telefax:      + 31 10 402 5580
Telex:        12377 (arbitration)




BANQUE ET CAISSE D'EPARGNE L'ETAT, LUXEMBOURG

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      1+2 Place de Metz
              L-1930 Luxembourg

For credit matters:

Attention:    Mr Jean-Pierre Thein

Telephone:    + 352 4015 4337
Telefax:      + 352 4015 4284
Telex:        3417 EPPDA LU

For administrative matters:

Attention:    Mrs Marguerite Braun/Mrs Christiane Hahn/Mrs Pina Girardi

Telephone:    + 352 4015 4364/4366/4349
Telefax:      + 352 4015 4284
Telex:        + 3417 EPPDA LU

CAIXA GERAL DE DEP SITOS S.A., PARIS BRANCH

By:           KATHRYN JEPSON
              (Attorney-in-fact)

Address:      83 avenue Marceau
              75116 Paris
              France

For credit matters:

Attention:    Ms Isabelle Khegt

Telephone:    + 331 4069 5449
Telefax:      + 331 4070 0309
Telex:        640569 F

For administrative matters:

Attention:    Ms Sandra Bagulho

Telephone:    + 331 4069 5447
Telefax:      + 331 4070 0309
Telex:        640569 F




CITIBANK, N.A.

By:           MOIRA McMANUS

Address:      "Europlaza"
              Hoogoorddreef 54B
              1101 BE Amsterdam z.o.
              The Netherlands

Attention:    Sigrid Jorissen

Telephone:    + 31 20 65 14 205
Telefax:      + 31 20 65 14 292
Telex:        12261

THE FIRST NATIONAL BANK OF CHICAGO

By:           DAVID ROBERTS

Address:      First Chicago House
              90 Long Acre
              London WC2E 9RB
              United Kingdom

Attention:    Dot O'Flaherty
              Credit Operations

Telephone:    + 44 171 438 4150
Telefax:      + 44 171 438 4148
Telex:        887716